Execution Version

TESTING SERVICES AGREEMENT

between

AMBROSIA AGRA HOLDINGS LTD.,

and

BIOPOWER CORPORATION

dated as of

July 2, 2013

Execution Version

i

Execution Version

TESTING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of July, 2013 (the “Effective Date”), by and between BioPower Corporation, (hereinafter the “Project Manager”) and Ambrosia Agra Holdings Ltd., (hereinafter “Owner Agent”), each one individually referred as (the “Party”) and collectively as (the “Parties”).

WHEREAS, the Owner Agent wishes to determine the potential for a castor seed processing mill and farming operations in the Republic of Paraguay through a series of yield testing cycles (the “Test”) in accordance with the Outline of Agricultural Trials Humid Chaco Region Alto Paraguay dated July 2, 2013 presented by the Project Manager to the Owner Agent (the “Addendum”) set forth in Exhibit A; and

WHEREAS, the Owner Agent wishes to conduct the Test pursuant to the test farm and milling protocol (the “Protocol”) set forth in Exhibit B and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1.	Testing Services. The Project Manager shall provide castor farming and management including the processes of seeding, irrigating, weed and chemical control management, and testing of other potential suitable rotation commercial crops and testing supplies and services in accordance with the terms and conditions of this Agreement (the “Testing Services”) as defined in the Protocol attached hereto as Exhibit B and in the Addendum. The Project Manager shall prepare and provide a detailed statement of work (the “Statement of Work”) to the Owner Agent. The Test shall be successful if a yield 3.2 tons or more per hectare of raw castor seed with a 43% oil yield is achieved in accordance with the terms and conditions of this Agreement (the “Yield”). The Yield shall be independently verified by a consultant expert appointed by the Owner Agent within forty five (45) days of the receipt of the Yield and associated reports. The testing to determine the oil content of the castor seed shall be the AOAC (Association of Official Analytical Chemists) method (920.39a) direct and checked for accuracy by AOAC indirect method (920.39B, 948.22a). The Project Manager shall have an expert observing all testing of castor seeds or oil completed by the Owner Agent’s consultant expert.

2.	Test Farm. The Owner Agent shall designate a minimum of three mutually agreeable test plots in the Republic of Paraguay suitable for testing (the “Test Farm”). The Test Farm can be modified in shape and size upon mutual agreement to use for the Testing Services and pursuant to the Trial Configurations Sites set forth in the Addendum. Once the Test Farm has been established by mutual agreement of the Parties, the Owner Agent shall provide access to the Test Farm to the personnel of the Project Manager set forth on Exhibit C.

i

3.	Test Cycle. The Project Manager shall determine the ideal crop rotation model for maximizing the Yield by conducting varying test cycles following the Soil Sowing Methodology for the type of soil sowing for Castor, Soybean, Corn, and Grain Sorghum set forth in the Addendum and in accordance with the terms and conditions of this Agreement. The variety of crops tested may be modified based on specific location criteria upon mutual agreement of the Parties.

4.	Test Period. The test period commenced on March 20, 2013 at the initial location of the Test Farm and shall continue until April 30, 2014 following completion of the sowing of castor seeds (the “Test Period”). The Test Period may be extended upon mutual agreement of the Parties.

5.	Project Manager Obligations; Mutual Indemnification. The Project Manager shall provide all the Testing Services as agreed with the Owner Agent as provided in Exhibit B and in accordance with the terms and conditions of this Agreement. The Project Manager shall only pay for the Project Manager’s Principal Supervisor(s) as stated in paragraph 6. Subject to the terms of Section 15.1, the Project Manager and the Owner Agent shall indemnify the other Party against any claims which shall be made by reason of such Party’s breach of this Agreement or violation of applicable law, and the Project Manager shall indemnify the Owner Agent for any losses, liabilities, or damages based upon or attributable to or resulting from any negligence or willful misconduct in the provision of the Testing Services whether or not involving a third party claim. The Parties shall cooperate with each other and shall communicate solely through approved personnel.

6.	Principal Supervisor. The Testing Services will be supervised by the Project Manager’s designated agents, which initially shall be Michael Fothergill and others who are mutually acceptable to the Parties (the “Principal Supervisors”). In the event that one or more of the Principal Supervisors is unable to continue to serve as Principal Supervisor, the Project Manager shall attempt to find one or more successors, as applicable and acceptable to both Parties. The Principal Supervisor(s) shall, in good faith, cooperate with and allow reasonable access to the Test Farm to any and all Owner Agent representatives.

7.	Consideration. In consideration for the Project Manager's performance of the Testing Services, the Owner Agent agrees to pay the Project Manager a monthly amount of Forty-Five Thousand US Dollars ($45,000.00), payable in two Twenty-Two Thousand Five Hundred US Dollar ($22,500.00) payments, provided the Principal Supervisor(s) is on the Test Farm, within the Test Period, on a combined basis for 30 days per month. If the Principal Supervisors are on the Test Farm on a combined basis in excess of or for less than 30 days per month, Owner Agent shall pay a per diem in accordance with the schedule included in Exhibit E. This monthly payment may be modified based on (i) the actual time period the Principal Supervisor(s) is designated to be on site, and (ii) the rotation schedule and costs as outlined in the agreed to Chaco Agricultural trial budget, attached as Exhibit E. Payment will be made bimonthly in arrears on the 15th and 25th of each month upon presentment of an invoice two-weeks before each payment, as laid out in Exhibit F. In addition, the Owner Agent shall reimburse all pre-approved expenses by the Owner Agent, including travel expenses incurred by the Project Manager that are reasonable, actual and verifiable. All expenses pertaining to this Agreement shall be borne by the Owner Agent, and Project Manager shall not have any financial responsibility for the Testing Services project. Each invoice shall be reviewed and approved by the Owner Agent.

8.	Confidentiality. “Confidential Information” shall mean any and all confidential or proprietary information, or data provided by the Owner Agent and/or its affiliates or the Project Manager and/or its affiliates in written form, that is either labeled as confidential or by its character would reasonably be understood to be confidential. Confidential Information shall include, but not be limited to, (i) the identity, composition and identifying traits of any materials, samples, tests, or drawings relating to any soil or water used or resident in the Test Farm, (ii) any technical information used to perform the Testing Services, and (iii) with respect to the Owner Agent, any information or data created or developed in the course of performing the Testing Services related to the subject matter thereof, including any results or interpretations thereof not previously known by the Project Manager. The Parties shall use the same degree of care to protect Confidential Information of the other Party that it uses to protect its own Confidential information, but in no event less than a reasonable degree of care, including but not limited to: (y) maintaining as confidential and not disclosing or transferring the Confidential Information to any third parties; and (z) not using, the Confidential Information for any purpose other than as necessary to perform the Testing Services: Notwithstanding the foregoing, the following categories of information shall not be deemed “Confidential Information”.

a)      information which can be shown with reasonable evidence to have been in the possession of the other Party prior to receipt from the disclosing Party;

b)      information which is now or later becomes generally available to the public without breach hereof;

c)      information received from a third party having the right to disclose such information without restriction; or

d)      information to the extent required to be disclosed by law or court order.

The Parties shall require all of their respective employees, contractors and agents, who receive or come into contact with Confidential Information to comply with the provisions of this Article 8 and shall be liable for any breaches hereof by such employees, contractors and agent. In the event of breach of any of the provisions of this Article 8 by the Project Manager or its employees, contractors or agents, or the Owner Agent or its’ employees, contractors or agents, the damaged party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available at law or equity. The obligations set forth in this Article 8 shall survive termination or expiration of this Agreement for a period of three (3) years from the date of such termination or expiration.

9.	Availability of Information and Results. On a monthly basis, the Project Manager, shall promptly provide and make available to the Owner Agent all Testing Services information or results as defined in the Statement of Work. The Project Manager will provide the reports as described in Article 10. Each Party shall communicate promptly to the other Party all additional information which it deems material to success of the Testing Services as the work progresses. Except as required by law or stock exchange listing requirements, no Party will not make any public announcements concerning the Testing Services or its results without the previous written approval of the other Party, which may not be unreasonably withheld.

10.	Progress Reports and Final Report. During the Term and starting on July 2, 2013, the Project Manager shall furnish progress reports as specified in the Statement of Work and in conformity with report forms as set forth in Exhibit D, (the “Progress Reports”), to the Owner Agent covering important points of progress, results, and problems encountered from the seeding of the first crop until the 1st harvest, which is approximately fifteen (15) weeks after seeding thereafter (the “First Mile Stone”) and from the ratoon of the first crop and seeding of the second crop until the second harvest, approximately fifteen (15) weeks thereafter (the “Second Mile Stone”). The Project Manager shall attach to these reports pertinent data developed in the course of the Testing Services. These attachments need not be specifically prepared or formatted solely for reporting purposes. As part of the reports, informal oral reviews may occur between the Principal Supervisor and the Owner Agent. The Project Manager shall furnish a Progress Report to Agent Owner as of the First Mile Stone date and the Second Mile Stone dates. Within thirty (30) calendar days of the Second Mile Stone, the Project Manager shall submit to the Owner Agent a final report covering the castor trial results (the “Final Report”).

11.	Correspondence. All correspondence between the Parties hereto shall be directed to each Party as follows:

If to the Owner Agent:	Ambrosia Agra Holdings Ltd
1st Floor Landmark Square 64 Earth Close
P.O. Box 715
George Town, Grand Cayman KY1-1107
Cayman Islands
Attn: Ms. Lay Leng Ng

With a copy
(which shall not constitute notice) to:	Jose Luis Vittor
Hogan Lovells US LLP
700 Louisiana Street, Suite 4300
Houston, Texas 77002
T: 713-632-1400
F: 713-583-6658

If to Project Manager:	BioPower Corporation
1000 Corporate Drive, Suite 200
Fort Lauderdale, FL 33334 USA
Attention: Robert Kohn, CEO
T: 954.607.2800
F: 954.202.6650

With a copy
(which shall not constitute notice) to:	David Zagore
Squire, Sanders (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
T: 216-479-8610
F: 216-479-8780

12.	Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party except for a transfer to and affiliate or subsidiary of the Parties.

13.	Independent Contractor. In the performance of all Testing Services hereunder, and with respect to this Agreement, the Project Manager shall be deemed to be and shall be an independent contractor and, as such, the Project Manager shall not be entitled to any benefits applicable to employees of the Owner Agent. The Owner Agent shall be responsible for all the employees working on the Test Farm during the performance of the Testing Services in the Republic of Paraguay. Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other.

14.	Term and Termination. This Agreement shall become effective on the Effective Date and shall continue in effect for the full duration of the Testing Period unless terminated in accordance with the provisions of this Article 14 or extended by written agreement of the Parties (together the “Term”).

A.	If the results of the first harvest are not 80% of the expected Yield (or 34% oil yield), either Party may terminate this Agreement, effective upon thirty (30) days prior written notice to the other Party.

B.	Upon termination, both Parties will make all reasonable efforts to minimize expenditures under this Agreement during the notice period. Upon the end of the notice period, the Project Manager shall provide a final invoice to the Owner Agent, and the Owner Agent shall pay the Project Manager for all undisputed amounts within thirty (30) days of the Owner Agent’s receipt of the final invoice. Notwithstanding the foregoing, payments provided for in Section 7 shall still be paid bimonthly in advance on the 15th and 25th of each month prior to the effective date of a notice of termination. Any amounts paid by the Owner Agent in excess of the Project Manager’s approved non-cancelable expenditures shall be refunded to the Owner Agent.

C.	Termination of this Agreement by either Party for any reason shall not affect the rights and obligations of the Parties accrued pursuant to this Agreement prior to the effective date of termination.

15.	Liability. EXCEPT FOR LIABILITY ARISING OUT OF UNAUTHORIZED DISCLOSURE OR USE OF THE OTHER PARTY’S PROPERTY OR THE INDEMNITY OBLIGATIONS OF THE PROJECT MANAGER AND OWNER AGENT HEREUNDER, (i) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER THAT ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF CONTRACT OR TORT (INCLUDING NEGLIGENCE), AND (ii) NEITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL EXCEED AN AMOUNT EQUAL TO THE AMOUNT PAID OR PAYABLE BY THE OWNER AGENT UNDER THIS AGREEMENT.

16.	Entire Agreement. This Agreement embodies the entire understanding between the Project Manager and the Owner Agent relating to the subject matter of this Agreement, and any prior or contemporaneous representations, either oral or written, respecting such subject matter are hereby superseded. No amendments or changes to this Agreement shall be effective unless made in writing and signed by authorized representatives of both Parties.

17.	Conflicts. It is agreed that any conflict in this Agreement between a term and a condition contained herein and any term or condition in Exhibit A, Exhibit B or the Statement of Work, shall be resolved in favor of the term or condition in this Agreement.

18.	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the conflict of laws principles of such state other than Section 5-1401 of the General Obligations Law of the State of New York.

The Parties hereto have executed this Agreement on the date first written above. The individuals signing below certify that they have the legal authority to sign on behalf of their respective Party to this Agreement.

PROJECT MANAGER:

Signature

Title

Date

OWNER AGENT:

Signature

Title

Date

EXHIBIT A

OUTLINE OF AGRICULTURAL TRIALS HUMID CHACO REGION ALTO, PARAGUAY

July 2, 2013

Trial Locations

A)	Land near a previous occupied house, Barn, and Australian well in the Boqueron area known as the Casado Estancia near to soil test sample point 1 as described on Cetapar Soil Laboratory report.

B)	Land adjacent to Security Point 1 on the Bioceanic Highway site by the irrigation pond near to soil test sample point 13 as described on Cetapar Soil Laboratory report.

C)	Land north of pond adjacent to Security Point 2 located on north westerly curve of Bioceanic Highway known as sample point 14 as described on Cetapar Soil Laboratory report.

Varieties of Castor

854

855

856

857

864

93

75

Other salient soil tolerant experimental varieties if available.

Glyphosate Tolerant Crop Types to Be Planted in Trial Concurrently to and following Castor Harvest Corn

Soybean

Grain Sorghum

Non Glyphosate Tolerant Crop Types to Be Planted in Parallel to the Castor Trial

Sugarcane from local variety

Sweet Sorghum from local variety

Mango local variety

Orange cultivar local variety

Lime cultivar local variety

Lemon cultivar local variety

Soil Sowing Methodology

Type of soil sowing for Castor

Site A) Boqueron: 7 Castor Varieties or more if available, Roundup ready crops of Soybean, Corn, and Grain Sorghum, local varieties of Sugarcane, Sweet Sorghum will be sowed on the flat in tilled soil In April of 2013.

Site B) Security Site 1: 7 Castor Varieties or more if available, Roundup ready crops of Soybean, Corn, and Grain Sorghum, local varieties of Sugarcane, Sweet Sorghum will be sowed on the flat in tilled soil In April of 2013.

Site C) Security Point 2: This site will have raised beds built to accommodate salient soil conditions. The elevation, length, width, and shape will be determined based upon ground water levels that are ascertained. The beds will be constructed to eliminate flooding to enable the growth of Sugarcane, Sweet Sorghum and citrus. The goal is to build beds 26 meters wide if possible by 65 meters long as long as local soil conditions allow. Should the raised beds not be able to meet the prescribed dimensions the beds will be constructed and adapted to the most preferential size for each specific crop of Sugarcane, Sweet Sorghum, and Citrus. Commencement of bed construction is contingent upon the Owner negotiating an agreement with a local earth moving contractor to construct the raised beds.

Type Soil Sowing for Soybean

Soybean in parallel or following Castor shall be planted on the flat in 38 cm wide rows 6 cm apart. This planting method will be slightly erratic when being completed by hand although a mechanical grain drill or air seeder when commercially planted is a routine process. A seed density of 438,583 plants per Ha is the desired density to be obtained. The seed density and row spacing could vary depending on changes in local environmental and bio-geographic conditions.

Type Soil Sowing for Corn

Corn in parallel or following Castor shall be planted on the flat in 76 cm wide rows 14 cm seed separation in the row. This planting method will be slightly erratic when being completed by hand although a mechanical grain drill or air seeder when commercially planted is a routine process. A seed density Rate of 93,978 plants per Ha is the desired amount. The seed density and row spacing could vary depending on changes in local environmental and bio-geographic conditions.

Type Soil Sowing for Grain Sorghum

Grain Sorghum in parallel or following Castor shall be planted on the flat in 76 cm wide rows 8 cm seed separation in the row. This planting method will be slightly erratic when being completed by hand although a mechanical grain drill or air seeder when commercially planted is a routine process. A seed density Rate of164,475 plants per Ha is the desired amount. The seed density and row spacing could vary depending on changes in local environmental and bio-geographic conditions.

Type Soil Sowing for Sweet Sorghum

Sweet Sorghum in parallel or following Castor shall be planted on the flat in 76 cm wide rows 7 cm seed separation in the row. This planting method will be slightly erratic when being completed by hand although a mechanical grain drill or air seeder when commercially planted is a routine process. A seed density Rate of 187,896 plants per Ha is the desired amount. The seed density and row spacing could vary depending on changes in local environmental and bio-geographic conditions.

Type of soil sowing for Citrus and Mango

Site C) Security Site 1 on the Bioceanic Highway curve will have constructed beds for citrus which shall be built up on in a shape of half elliptical beds graduating from approximately 10cm above the water table at the furrow increasing 1 to 1.5 meters in additional elevation to the center of the bed. The furrow shall be approximately 3 to 4 meters in width and the combined bed and furrow approximately 29 meters in overall width from center of the furrow to center of the next furrow. Citrus will be planted at 6.5 meters between the rows and 4.5 meters between the trees in the row. The first row of citrus will be planted of the bed 5 meters from the center of the furrow will be planted with citrus. Mangos shall be planted on a 4.5 meter by 4.5 meter grid with the first row commencing 5.5 meters from the center of the furrow. Site B) Security Site 2 will maintain the same on flat grid configuration for Mango as Site

C). Should the salinity of the soil rise above 250umhos/cm remediation with a salt consuming microbe will be employed with the soil sodium concentration be monitored until the remediation of the sodium has been completed. The seedling density and row spacing could vary depending on changes in local environmental and bio-geographic conditions.

Type of soil sowing for Sugarcane

Site C) the Security site on the Bioceanic Highway curve will have constructed 3 beds for the Sugarcane. The sugarcane varieties can react differently depending on row spacing. Generally sugarcane can be planted in 1.8 meters row separation. The type of planting of sugarcane will depend on the method the seed stalk is harvested either in billet method where or whole cane. Sugarcane will be planted with 3 inches of soil cover depending if billeted or whole stalk the soil coverage could vary.

Raised Beds dimensions and elevations may have to be altered contingent upon available soil and maximum width furrows can be constructed based on available soil.

Irrigation

Site A

At Site A) the physical location of the land near soil sample point 1 will be placed in a position in proximity to an existing pond to accommodate water extraction to supply water to the crops. A two inch (approximately 5cm) diesel powered irrigation pump with a volume capacity and pressure supply to deliver water to a Kifco T-180 Hose reel will be required.

Site B and C

A 10cm centrifugal pump at 2 Kg per cm squared pressure and sufficient discharge hose to reach and service the trial plats from the adjacent ponds will be required for both the Site B) charcoal production site and Site C) the security location on the Bioceanic Highway Curve. The same 10cm pump if portable will suffice for both the charcoal site and the security site. Irrigation drip lines will be placed down the rows of citrus and mango beds with these irrigation lines being pressurized by the 20 kg per meter squared centrifugal pump with filtered pond water.

The ponds utilized as water reservoirs will be monitored by a permanent measuring rod to determine if the volume of water available in its present status is adequate to support the crops being sown with in within the range of irrigation being supplied from it as a source.

Trial Configurations

Site A) The Boqueron site shall have the following varieties of crops:

Plat 1 5270 Square Meter Bed of Castor Bean

14 to 18 separate beds 7.6 meters wide 26.5 meters long will be planted on the flat in April, 2013 and will be ratooned for a second harvest:

854 Castor Variety

855 Castor Variety

856 Castor Variety

857 Castor Variety

864 Castor Variety

93  Castor Variety

75  Castor Variety

Plat 2 5795 Square Meter Bed of Glyphosate Tolerant Crops

2 beds of Grain Sorghum each 23 meters wide by 26.5 meters long rows will be seeded on the flat in April of 2013 and then after harvest will be replanted on the simultaneously planted glyphosate tolerant corn bed when the corn is harvested.

2 beds of Soybean each 23 meters wide by 26.5 meters long rows will be seeded on the flat in April of 2013 and then after harvest will be replanted on the simultaneously planted glyphosate tolerant Grain Sorghum bed when the Grain Sorghum is harvested.

2 beds of Corn each 23 meters wide by 26.5 meters long rows will be seeded on the flat in April of 2013 and then after harvest will be replanted on the simultaneously planted glyphosate tolerant Soybean bed when the Soybean is harvested.

Plat 3 5270 Square Meter Bed of Castor Bean

14 to 18 separate beds 7.6 meters wide 26.5 meters long will be planted on the flat simultaneously with the ratooning of Plat 1.

854 Castor Variety

855 Castor Variety

856 Castor Variety

857 Castor Variety

864 Castor Variety

93  Castor Variety

75  Castor Variety

Plat 4 5124 Square Meter Bed of Sugarcane and Sweet Sorghum

The sugarcane will be planted will planted on the flat in April, 2013 in two separate beds 35.5 meters wide by 26.5 meters long. The sweet sorghum will be planted on the flat in 2013 in two separate beds 35.5 meters wide by 26.5 meters long.

Site B) Security Site 1:

Plat 1 5270 Square Meter Bed of Castor Bean

14 to 18 separate beds 7.6 meters wide 26.5 meters long will be planted on the flat in April, 2013 and will be ratooned for a second harvest:

854 Castor Variety

855 Castor Variety

856 Castor Variety

857 Castor Variety
864 Castor Variety

93  Castor Variety

75  Castor Variety

Plat 2 5795 Square Meter Bed of Glyphosate Tolerant Crops

2 beds of Grain Sorghum each 23 meters wide by 26.5 meters long rows will be seeded on the flat in April of 2013 and then after harvest will be replanted on the simultaneously planted glyphosate tolerant corn bed when the corn is harvested.

2 beds of Soybean each 23 meters wide by 26.5 meters long rows will be seeded on the flat in April of 2013 and then after harvest will be replanted on the simultaneously planted glyphosate tolerant Grain Sorghum bed when the Grain Sorghum is harvested.

2 beds of Corn each 23 meters wide by 26.5 meters long rows will be seeded on the flat in April of 2013 and then after harvest will be replanted on the simultaneously planted glyphosate tolerant Soybean bed when the Soybean is harvested.

Plat 3 5270 Square Meter Bed of Castor Bean

14 to 18 separate beds 7.6 meters wide 26.5 meters long will be planted on the flat in April, 2013 and will be ratooned for a second harvest:

854 Castor Variety

855 Castor Variety

856 Castor Variety

857 Castor Variety

864 Castor Variety

93  Castor Variety

75  Castor Variety

Plat 4 5124 Square Meter Bed of Sugarcane and Sweet Sorghum

The sugarcane will be planted will planted on the flat in April, 2013 in two separate beds 35.5 meters wide by 26.5 meters long. The sweet sorghum will be planted on the flat in 2013 in two separate beds 35.5 meters wide by 26.5 meters long.

Plat 5 5856 Square Meter Bed of Citrus

The bed will planted on the flat in April of 2013 with orange, lemon, lime and mango trees. The citrus trees will be planted with 6.5 meters separating the rows and 4.5 meter separation between the trees within the rows.

Site C) the land north of pond near security location on north westerly curve of Bioceanic Highway. The raised planting bed furrow width is contingent upon the depth of excavation able to be obtained to the point the salinity rises to an unsustainable agricultural growth level. The furrow may widen to accommodate the proper width and height raised bed. The desired width to be obtained for the raised bed is 1.5 meters at the center peak. The desired width of the bed is 25 meters to the edge of the furrow with a elliptical shape allowing a graduated downward slope to the furrow. The citrus trees shall be planted 4.45 meters apart within the row and 6.5 meters between rows. The Mango trees shall be planted in a 4.5 meter by 4.5 meter grid. All beds shall be 63 meters in length.

The sugarcane will be planted will planted on the most suitably constructed beds 63 meters long by 26 meters wide. Planting of any beds on site C is contingent upon sodium levels being below or brought below 250 umhos/cm after the beds are constructed.

Soil Testing To Locate Sites For Future Agricultural Crops

The soil testing of potential new locations for applicable agricultural crops will take place on a time available basis until a designated Victoria SA personnel is trained to physically complete the field elemental tests.

Elemental Test Made will be field generated to determine:

Nitrogen Total

Phosphorus in P205 Form

Potassium

Sulfur

Boron

Zinc

Manganese

Iron

Copper

Calcium

Magnesium

Sodium

PH Level

Aluminum if field test kit allows

Where field results are abnormal or appear skewed the sample will be package and sent to a laboratory for a second set of results for comparison. Precision mapping of sampling location to be transferred to a digital system will be compiled to create a soil profile of the geographic locations of importance agricultural and for water conservancy.

EXHIBIT B

Test Farm Protocol

During the Test Period, at its expense, Owner Agent shall cause castor to be sown and harvested on the Test Farm.

Project Manager will provide the following supplies and services for the Test Farm:

1.	Castor seed varieties
2.	A Proprietary growing agents and protocols
3.	Oversight of the agricultural operation for the Test Farm

Project Manager shall bear all the costs and pay for supplies and services set forth in points 1 and 2 .

The Owner Agent will supply the following:

•	all necessary non-supervisory labor during the Test Period for soil preparation, sowing, tending, harvesting, clearing, drying, winnowing castor and irrigation.
•	Agricultural Equipment as required to complete the Test including sprayer(s), bedder(s), disc(s), cultivator(s), tractor(s) and a planter and/or equivalent manpower to accomplish these tasks for the Test Services.
•	Non Proprietary Herbicides and fertilizers
•	Access to land for the Testing Services
•	All expenses include room and board, transportation, communications, internet, satellite, telephone, security, translators, drivers, vehicles, food and all other necessary services.

EXHIBIT C

Project Manager Personnel

Michael Fothergill

Robert O’Hanlon

EXHIBIT D

Information to be included in the Progress and Final Reports

The following information will be provided by the Project Manager in the Progress Reports and Final Report. The format and template of the report presentation will be mutually agreed to at the start of the Test Period.

•	Soil bed preparation
•	Seeding date and methodology
•	Nutrient application, including type, application dates, quantity
•	Dates of emergence, flowering, maturity, and harvesting
•	Weed, bacteria, fungus and insects observed, and agents to control including type, quantity, and timing
•	Irrigation methodology, amount and timing (date and crop stage)
•	Plant stand assessment
•	Soil condition assessment and methodology to address any negative impact from farming, including soil salinization process
•	Climate report including rainfall, condensation and evaporation
•	Seed yield and oil content analysis
•	Assessment of principal crop risks including local plague attacks (insects, animals, diseases), photoperiod adaptation, % of germination
•	Assessment of commercial farming application

Include photos of:

•	Planting
•	Emergence
•	Vegetative
•	Flowering
•	Maturity
•	Harvest
•	Seed produced
•	Major Problems (hail, wind, disease etc)

EXHIBIT E

PRINCIPAL SUPERVISORS ROTATION SCHEDULE
	1	2	3	4	5	6	7	8	9	10	11	12	13	15	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30	31
February
March															B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B
April	B & M	B & M	B & M	B & M	B & M	M	M	M	M	M	M	M	M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B
May	B	B	B	B	B & M	M	M	M	M	M	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B
June	B	B	B	B	B & M	M	M	M	M	M	M	M	M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B
July	B	B	B	B	B & M	M	M	M	M	M	M	M	M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B
August	B	B	B & M	M	M	M	M	M	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B
September	B & M	M	M	M	M	M	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M
October	M	M	M	M	M	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M	M	M
November	M	M	M	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M	M	M	M
December	M	M	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M	M	M	M	M	M
2014
January	M	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M	M	M	M	M	M	M	M
February	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M	M	M	M	M	M	M
March	M	M	B & M	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B	B & M	M	M	M	M	M	M	M	M
Green =Arrival																															Total Days
Red = Depart
B = Bob O'Hanlon	4	4	4	5	3	3	4	5	5	6	7	7	8	11	13	13	13	13	13	13	12	11	10	10	9	8	8	7	6	4	276
M = Mike Fothergill	6	6	5	5	5	8	7	7	6	5	5	4	4	0	0	0	0	0	0	0	0	1	2	3	3	4	5	4	5	4	134
Both	2	2	3	2	4	1	1	0	1	1	0	1	0	1	0	0	0	0	0	0	1	1	1	0	1	1	0	1	1	0

PER DIEM SCHEDULE FOR PRINCIPAL SUPERVISORS IN PARAGUAY LESS THAN OR IN EXCESS OF 30 DAYS PER MONTH
	Mike	Bob	Monthly Total
Rate	$2,000.00	$1,047.62
Days	9	21
Total	$18,000.00	$22,000.00	$40,000.00

EXHIBIT F

BioPower Corporation		Invoice

1000 Corporate Dr. Suite 200 Ft. Lauderdale, FL 33334	Date	Invoice #
	1/2/14	AGRI 2
Office: (954) 202-6660
Dir: (954) 509-9830
Rkohn@biopowercorp.com

Bill To
Ambrosia Agra Holdings Ltd
1st Floor Landmark Square 64 Earth Close
P.O. Box 715
George Town, Grand Cayman KY1-1107
Cayman Islands
Attention: Ms Ng Lay Leng

Quantity	Description	Rate	Amount
	BioPower Agents - Per Budget & Timeline 1/1/04- 1/15/14 Wire Instructions Account: BioPower Corporation Swift Code: NRTHUS33 Account Number: 4277928110 Routing Number: 067014822 Bank Address: TD Bank 6700 N State Rd 7 Coconut Creek, FL 33073 (954) 426-3334	25,500.00	25,500.00
		Total	25,500.00

MANAGEMENT FEE PAYMENT SCHEDULE
MONTH	INVOICE	PAYMENT	INVOICE	PAYMENT
JANUARY	2nd	15th	12th	25th
FEBRUARY	2nd	15th	12th	25th
MARCH	2nd	15th	12th	25th
APRIL	2nd	15th	12th	25th
MAY	2nd	15th	12th	25th
JUNE	2nd	15th	12th	25th
JULY	2nd	15th	12th	25th
AUGUST	2nd	15th	12th	25th
SEPTEMBER	2nd	15th	12th	25th
OCTOBER	2nd	15th	12th	25th
NOVEMBER	2nd	15th	12th	25th
DECEMBER	2nd	15th	12th	26th